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                                                                  EXHIBIT - 4.7a


STATE OF SOUTH CAROLINA
                                          NOTE MODIFICATION AGREEMENT
COUNTY OR RICHLAND


              This Agreement is effective as of December 24, 1996 by and between THE NATIONAL BANK OF SOUTH CAROLINA, a national bank (the "Lender") and AIR SOUTH AIRLINES, INC., a Delaware corporation (the "Borrower").

                                  WITNESSETH:

              Whereas, Borrower executed its certain Note dated April 26, 1996 (the "Note"), whereby it promised to pay to the order of the Lender the sum of Two Million Dollars ($2,000,000.00) (the "Loan") on or before December 1, 1996 (the "Maturity Date"), with interest thereon at a rate equal to the Lender's prime rate ("Prime"), to change as Prime changes, and

              Whereas, the Note further provides for the payment of seven (7) consecutive monthly installments of interest, commencing June 1, 1996, and continuing on the first day of each month thereafter, with a final installment due on the Maturity Date, in an amount equal to the unpaid principal amount plus all accrued interest thereon, and

              Whereas, Borrower is in default under the terms of the Loan, however, Borrower has requested that the Maturity Date be extended.

              NOW THEREFORE, in consideration of the mutual covenants hereof, and the sum of $12,882.51 paid by Borrower to Lender representing accrued interest, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as follows:

              1. The Maturity Date is hereby extended to January 15, 1997. Borrower acknowledges that by agreeing to extend the Maturity Date, Lender has accommodated Borrower's requests and Lender has not agreed to waive any future defaults by Borrower under the Note.

              2. All documents and instruments evidencing or securing the repayment of the Note are hereby modified as necessary to reflect the terms of this Agreement.

              3. It is intended that this Agreement will not disturb the existing priority of mortgages, security agreements and other loan documents (the "Security Instruments") creating or evidencing liens as security for the repayment of the Note. The parties to this Agreement intend that the Security Instruments, as modified by this Agreement, shall retain the same priority as originally recorded or filed.

              4. Except as modified by this Agreement, the terms of the Note and the Security Instruments shall remain in full force and effect.

              5. It is agreed that the execution and delivery of this Agreement shall not affect any release of any guarantor of the Note nor any collateral given at any time to secure payment or performance of the Loan.

              6. Borrower and Hambrecht & Quist Group, Inc. ("Guarantor") acknowledge and agree that Lender has performed all of its obligations to date in connection with the Loan and that there exists no defense, offset or counterclaim against enforcement of the Note or any other loan documents by Lender in accordance with their respective terms. To the extent there are defenses, offsets or counterclaims to the Note or any other loan documents, known or unknown, available to the Borrower, the Guarantor or any person claiming through any of them, the Borrower and the Guarantor, for them, their successors or assigns, each hereby release, acquit and forever

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discharge Lender, its officers, directors, agents, servants, employees, attorneys, representatives, shareholders, beneficiaries, successors and assigns, and any of them, from any and all claims, contingent claims, counterclaims, third party claims, liabilities, demands, losses, judgments, debts, actions, suits, causes of action, accountings, rights, damages, punitive damages, and interests, direct or derivative, known or unknown, choate or inchoate, that Borrower or Guarantor had, now have, may have at any time in the future, or claims to have had prior to the date of the execution of this Agreement as a result of, concerning, arising from, or with respect to any and all matters, dealings, occurrences, actions, failures to act, or events that are in any way related to the Note and the Security Instruments. This paragraph is intended to be a complete release of Lender from any claims by way of counterclaim or offset that the Borrower or the Guarantor may have in relation to the Note and the Security Instruments and a waiver of any defense that the Borrower or the Guarantor may have to the enforcement of the Note and the Security Instruments by the Lender.

              8. This Agreement shall be binding on the parties hereto, their heirs, successors and assigns.

              IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement effective on the day and year above written.

WITNESS:                                  BORROWER:

                                          AIR SOUTH AIRLINES, INC.

/s/                                       By:  /s/
----------------------------                 --------------------------------
                                          Its Authorized Officer
/s/ John ?
----------------------------

                                          LENDER:

                                          THE NATIONAL BANK OF SOUTH CAROLINA


                                          By:
----------------------------                 ---------------------------------
                                          Its Authorized Officer
----------------------------

              In consideration of the execution by Lender of this Agreement, the undersigned Guarantor acknowledges and consents to the terms of this Agreement and shall continue to be bound according to the terms of the guaranty agreement executed in connection with the Loan.

                                          HAMBRECHT & QUIST GROUP, INC.


                                          By:
----------------------------                 ---------------------------------
                                          Its Authorized Officer
----------------------------





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